UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported September 24, 2019.
NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (281) 925-0950
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares, no par value	HLTH	NYSE American

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03	Bankruptcy or Receivership.

On September 24, 2019, the 44th Judicial District Court of Dallas County, Texas (the “Court”), entered an order (Cause No. 19-15508) appointing Howard Marc Spector as Temporary Receiver for all of the assets of each of Nobilis Health Corp. (the “Company”), its indirect subsidiary, Northstar Healthcare Acquisitions, L.L.C. (“Borrower”), and certain subsidiaries of the Company, as guarantors (collectively, the “Loan Parties”), under the Company’s Credit Agreement dated October 28, 2016, as amended (the “Credit Agreement”), with BBVA Compass Bank as Administrative Agent (the “Administrative Agent”), LC Issuing Lender and Swingline Lender and other lenders party thereto (the “Lenders”), and the Company’s Super Priority Credit Agreement dated May 22, 2019 (the “Super Priority Credit Agreement”), with BBVA Compass Bank, in its capacity as Super Priority Agent (the “Super Priority Agent” and together with the Administrative Agent, the “Agent”), and certain of the Lenders, in their capacities as super priority lenders (the “Super Priority Lenders”), and assuming jurisdiction over all of the Loan Parties’ assets and all proceeds from such assets. The appointment and assumption were made effective as of September 24, 2019, and the Court ordered that the appointment of Mr. Spector as Temporary Receiver would continue through the final trial of the case on October 5, 2020.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, on August 1, 2019, the Loan Parties entered into a Fourth Forbearance Agreement dated effective as of July 31, 2019 (the “Fourth Forbearance Agreement”), with respect to the Company’s Credit Agreement, pursuant to which the Administrative Agent and Lenders agreed to temporarily forbear from (a) demanding payment in full of all obligations (including principal, interest, fees, and expense, or any other amount due under the Credit Agreement or certain other loan documents (the “Loan Documents”)) and (b) exercising their respective rights and remedies under the Credit Agreement and other comparable provisions of the other Loan Documents. The forbearance period under the Fourth Forbearance Agreement expired on or before August 30, 2019, in accordance with the terms of the Fourth Forbearance Agreement and all prior forbearance periods and waiver periods granted by the Administrative Agent and the Lenders with respect to the Credit Agreement had previously expired.

On September 24, 2019, the Agent delivered to the Company a notice of acceleration under the terms of the Credit Agreement declaring that, as a result of the occurrence of the Specified Defaults (as defined in the Fourth Forbearance Agreement) and certain additional Events of Default under the Credit Agreement, and the termination of the forbearance period under the Fourth Forbearance Agreement (along with all prior forbearance periods and waiver periods), all of the obligations under the Credit Agreement and Loan Documents had become immediately due and payable in an alleged principal amount of $123,206,250, together with accrued but unpaid interest thereon and all other unpaid fees and other obligations under the Credit Agreement and the Loan Documents.

Also as previously reported, on August 1, 2019, the Company, Borrower, and certain subsidiary guarantors entered into the Amendment No. 1 (the “Amendment”) and First Limited Conditional Waiver (the “Waiver”) with respect to the Super Priority Credit Agreement, pursuant to which the Super Priority Lenders agreed to a limited waiver of certain specified defaults with respect to the Super Priority Credit Agreement resulting from Borrower’s failure to comply with certain financial covenants contained in the Third Forbearance Agreement dated effective as of June 14, 2019, with respect to the Credit Agreement and Borrower’s failure to comply with certain financial covenants in the Super Priority Credit Agreement. The Waiver terminated on or before August 30, 2019, in accordance with its terms and the loans under the Super Priority Credit Agreement matured on August 30, 2019. As a result of the foregoing, the Agent included in its notice to the Company described above a demand for payment in full of all amounts due and payable under the Super Priority Credit Agreement and certain other loan documents in an alleged principal amount of $7,750,000, together with all accrued but unpaid interest thereon and additional attorneys’ fees, costs and expenses through the date of full payment.

Item 7.01	Regulation FD Disclosure

On September 27, 2019, the Company announced the closing of Kirby Surgical Center in Houston, Texas, Plano Surgical Hospital in Plano, Texas, Uptown Surgery Center of Plano Surgical Hospital in Dallas, Texas, and its Peak intraoperative neuromonitoring service business, effective September 27, 2019.

The information in this Item 7.01 of this Current Report on Form 8-K is furnished pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ Daniel Wiggins
Daniel Wiggins
Chief Restructuring Officer

Date: September 27, 2019